Filed Pursuant to Rule 424(b)(5)
Registration No. 333-170121

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell nor are we soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 10, 2010

PRELIMINARY PROSPECTUS SUPPLEMENT

(to Prospectus dated November 1, 2010)

Shares

Ikanos Communications, Inc.

Common Stock

We are offering          shares of our common stock. Our common stock is traded on The NASDAQ Global Market under the symbol “IKAN.” On November 9, 2010, the last reported sale price for our common stock on The NASDAQ Global Market was $1.18 per share.

Entities affiliated with Tallwood Venture Capital, which collectively are major stockholders of ours, have indicated an interest in purchasing up to the lesser of $6 million of the shares of common stock in this offering at the public offering price and such amount as is necessary to maintain their ownership interest in our Company, including shares they have a right to purchase upon exercise of their warrants. Tallwood Venture Capital is affiliated with two members of our board of directors, Diosdado Banatao and George Pavlov, and has the right and has appointed a third member to the board of directors, currently James Smaha. Because this indication of interest is not a binding agreement or commitment to purchase, any or all of the entities affiliated with Tallwood Venture Capital may elect not to purchase any shares in this offering, or the underwriter may elect not to sell any shares in this offering to any or all of these entities.

The aggregate market value of our common stock held by non-affiliates was approximately $40,368,451, based upon the last reported sale price of our common stock on November 4, 2010 as reported on The NASDAQ Global Market. We have not offered any securities pursuant to General Instruction I.B.6. of Form S-3 during the 12 calendar months prior to and including the date hereof.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-6 of this prospectus supplement.

	Per Share	Total

Public Offering Price	$	$
Underwriting Discount	$	$
Proceeds, Before Expenses, to Ikanos	$	$

We have granted the underwriter the right to purchase up to an additional                      shares of our common stock to cover over-allotments.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. It is illegal for any person to tell you otherwise.

Needham & Company, LLC

The date of this prospectus supplement is                     , 2010.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. If there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference, on the other hand, the information in this prospectus supplement shall control. If any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in this prospectus supplement or the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriter has not, authorized anyone else to provide you with information that is in addition to or different from that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, along with the information contained in any permitted free writing prospectuses we have authorized for use in connection with this offering. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the date of this prospectus supplement or the date of the accompanying prospectus, and the information in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of the date of those respective documents, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read both this prospectus supplement and the accompanying prospectus, as well as the documents incorporated by reference into this prospectus supplement and the accompanying prospectus and the additional information described under “Where You Can Find More Information” in this prospectus supplement and in the accompanying prospectus, before investing in our common stock.

In this prospectus supplement and the accompanying prospectus, unless otherwise indicated or the context otherwise requires, the terms “Ikanos,” “company,” “we,” “our,” and “us” refer to Ikanos Communications, Inc. and its consolidated subsidiaries.

This prospectus supplement and the accompanying prospectus, including the information incorporated by reference into this prospectus supplement and the accompanying prospectus, and any free writing prospectuses we have authorized for use in connection with this offering include trademarks, service marks and trade names owned by us or others or trademarks for which we or others have pending registration applications or common law rights. These include Ikanos Communications, Inc., the Ikanos name and design logo which are our registered trademarks. This prospectus supplement may also include trade names, trademarks and service marks of other companies and organizations which are the property of their respective owners.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information about us and this offering. Because it is a summary, it does not contain all of the information that you should consider before investing. Before you decide to invest in our common stock, you should read carefully and in their entirety this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference, the section entitled “Risk Factors” and our consolidated financial statements and related notes included or incorporated by reference in this prospectus supplement and in the accompanying prospectus.

Ikanos Communications, Inc.

Ikanos Communications, Inc. is a provider of advanced broadband semiconductor and software products for the digital home. Our broadband digital subscriber line, or DSL, communications processors and other offerings power access infrastructure and customer premises equipment for many of the world’s leading network equipment manufacturers and telecommunications service providers. Our products are at the core of DSL access multiplexers, optical network terminals, concentrators, modems, voice over Internet Protocol terminal adapters, integrated access devices and residential gateways. Our products have been deployed by service providers in Asia, Europe and North America.

We have developed programmable, scalable chip architectures, which form the foundation for deploying and delivering multi-play services. Expertise in the creation and integration of digital signal processor algorithms with advanced digital, analog and mixed signal semiconductors enables us to offer high performance, high-density and low-power asymmetric DSL and very-high-bitrate DSL products. In addition, flexible communications processor architectures with wirespeed packet processing capabilities enable high-performance end-user devices for distributing advanced services in the home. These products thus support service providers’ multi-play deployment plans to the digital home while keeping their capital and operating expenditures low.

We outsource all of our semiconductor fabrication, assembly and test functions, which enables us to focus on design, development, sales and marketing of our products and reduce the level of our capital investment. Our customers consist primarily of original design manufacturers, or ODMs, contract manufacturers, or CMs, and original equipment manufacturers, or OEMs, who, in turn, sell our semiconductors as part of their solutions to carriers. We also sell to distributors, who in turn sell to ODMs, CMs and OEMs. From time to time we utilize sales representatives to market and distribute our products.

Corporate Information

We were incorporated in Delaware in 1999. Our principal executive offices are located at 47669 Fremont Boulevard, Fremont, California 94538, and our telephone number is (510) 979-0400. Our website is www.Ikanos.com. Information on our website is not a part of this prospectus supplement or the accompanying prospectus.

The Offering

Common stock offered by us	shares

Common stock to be outstanding after the offering	shares

Use of proceeds	We currently intend to use the net proceeds from this offering for general corporate purposes. See “Use of Proceeds.”

Risk factors	You should read the “Risk Factors” section of this prospectus supplement and in the documents incorporated by reference for a discussion of factors to consider before deciding to purchase shares of our common stock.

NASDAQ Global Market symbol	IKAN

Information in the table above is based on 54,936,646 shares outstanding as of October 3, 2010 and excludes the following as of that date:

•	7,488,627 shares issuable upon the exercise of outstanding stock options with a weighted average exercise price of $2.36 per share;

•	5,242,741 shares reserved for issuance and available for future grant or sale under our stock plans;

•	1,432,653 shares reserved for issuance under our employee stock purchase plan;

•	One share of common stock reserved for issuance on conversion of one outstanding share of Series A Preferred Stock; and

•	7,800,000 shares of common stock reserved for issuance under outstanding warrants, at an exercise price of $1.75 per share.

Unless otherwise indicated, all information in this prospectus supplement assumes no exercise of the underwriter’s option to purchase up to an additional                      shares of common stock.

Entities affiliated with Tallwood Venture Capital, which collectively are major stockholders of Ikanos, have indicated an interest in purchasing up to the lesser of $6 million of the shares of common stock in this offering at the public offering price and such amount as is necessary to maintain their ownership interest in our Company, including shares they have a right to purchase upon exercise of their warrants. Tallwood Venture Capital is affiliated with two members of our board of directors, Diosdado Banatao and George Pavlov, and has the right and has appointed a third member to the board of directors, James Smaha. Because this indication of interest is not a binding agreement or commitment to purchase, any or all of the entities affiliated with Tallwood Venture Capital may elect not to purchase any shares in this offering, or the underwriter may elect not to sell any shares in this offering to any or all of these entities.

Summary Selected Consolidated Financial Data

You should read the following summary selected consolidated financial information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes to those consolidated financial statements appearing in our Annual Report on Form 10-K for the year ended January 3, 2010, and our Quarterly Reports on Form 10-Q for the quarters ended April 4, 2010, July 4, 2010, and October 3, 2010, which are incorporated by reference in this prospectus supplement and the accompanying prospectus. The following table sets forth selected consolidated financial data for us at and for each of the five most recently completed fiscal quarters. The selected statement of operations data for the five most recently completed fiscal quarters have been derived from our Annual Report on Form 10-K for the year ended January 3, 2010, and our Quarterly Reports on Form 10-Q for the quarters ended April 4, 2010, July 4, 2010, and October 3, 2010, which are incorporated by reference in this prospectus supplement and our Quarterly Report on Form 10-Q for the quarter ended September 27, 2009.

In the opinion of our management, our quarterly financial statements reflect all necessary adjustments (consisting only of normal recurring adjustments) for a fair presentation of the data for those periods. Historical results are not necessarily indicative of future results and the results for the each of the quarterly periods are not necessarily indicative of our expected results for the full year.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data, and unaudited)

	Three Months Ended
	September 27, 2009	January 3, 2010	April 4, 2010	July 4, 2010	October 3, 2010
Revenue	$29,334	$58,191	$57,383	$55,615	$41,536
Cost of revenue	19,036	40,590	35,438	42,456	28,575

Gross profit	10,298	17,601	21,945	13,159	12,961

	35.1%	30.2%	38.2%	23.7%	31.2%
Operating expenses:
Research and development	13,290	18,061	17,072	16,144	14,757
Selling, general and administration	9,615	9,679	7,787	7,691	6,467
Restructuring charges	502	290	1,483	—	3,757
Asset impairments	2,460	—	—	—	21,378

Total operating expenses	25,867	28,030	26,342	23,835	46,359

Loss from operations	(15,569)	(10,429)	(4,397)	(10,676)	(33,398)
Investment gain	—	1,238	—	—	—
Interest income and other, net	146	124	62	(7)	8

Loss before provision for income taxes	(15,423)	(9,067)	(4,335)	(10,683)	(33,390)
Provision for income taxes	31	47	68	42	(129)

Net loss	$(15,454)	$(9,114)	$(4,403)	$(10,725)	$(33,261)

Basic and diluted net loss per share	$(0.40)	$(0.17)	$(0.08)	$(0.20)	$(0.61)

Weighted average number of shares (basic and diluted)	38,802	53,883	54,063	54,511	54,904

Non-GAAP Financial Measures

We report our financial results in accordance with U.S. generally accepted accounting principles, or GAAP, and provide certain supplemental financial information which include the following non-GAAP measures: non-GAAP cost of revenue, non-GAAP gross profit, non-GAAP operating expenses, non-GAAP net income (loss) and non-GAAP net income (loss) per share. These non-GAAP measures are calculated by excluding certain items that generally are non-recurring events or are non-cash items, including, among others, stock-based compensation, amortization of acquired intangible assets, asset impairments of intangibles and goodwill, and fair value adjustments of acquired inventory. These non-GAAP measures also exclude items which our management does not consider in evaluating our on-going business, such as restructuring charges, certain one-time severance expenses, certain prepaid write-offs, and certain expenses resulting from acquisitions such as transaction-related expenses. We consider the non-GAAP information to be important because we believe it provides better transparency and clarity into our operational results and is used by our management for that purpose. In addition, investors often use measures such as these to evaluate the financial performance of a company. These non-GAAP measures are presented for supplemental informational purposes only for understanding our operating results. These non-GAAP results should not be considered a substitute for cost of revenue, gross profit, operating expenses, net income (loss) or net income (loss) per share presented in accordance with GAAP, and the non-GAAP measures may be different from non-GAAP measures used by other companies.

RECONCILIATION OF GAAP TO NON-GAAP

(In thousands, except per share data, and unaudited)

	Three Months Ended
	September 27, 2009	January 3, 2010	April 4, 2010	July 4, 2010	October 3, 2010
Revenue	$29,334	$58,191	$57,383	$55,615	$41,536

Cost of revenue:	19,036	40,590	35,438	42,456	28,575
Adjustments:
Stock-based compensation	(60)	(104)	(36)	(26)	(24)
Amortization of acquired intangible assets	(1,059)	(1,803)	(1,460)	(1,116)	(910)
Fair value adjustment of acquired inventory	(1,491)	(5,990)	(1,497)	—	—
Prepaid royalty write-off	—	—	—	—	(652)

Non-GAAP cost of revenue	16,426	32,693	32,445	41,314	26,989

Non-GAAP gross profit	12,908	25,498	24,938	14,301	14,547

Research and development	13,290	18,061	17,072	16,144	14,757
Adjustments:
Stock-based compensation	(895)	(947)	(681)	(445)	(273)
Transaction-related expenses	(450)	—	—	—	—

Non-GAAP research and development	11,945	17,114	16,391	15,699	14,484

Selling, general and administration	9,615	9,679	7,787	7,691	6,467
Adjustments:
Stock-based compensation	(612)	(449)	(601)	(476)	(168)
Amortization of acquired intangible assets	(883)	(2,306)	(885)	(885)	(632)
Certain one-time severance	—	—	—	(980)	—
Transaction-related expenses	(2,577)	—	—	—	—

Non-GAAP selling, general and administration	5,543	6,924	6,301	5,350	5,667

Restructuring charges	502	290	1,483	—	3,757
Adjustment to restructuring	(502)	(290)	(1,483)	—	(3,757)

Non-GAAP restructuring	—	—	—	—	—

Asset impairment	2,460	—	—	—	21,378
Adjustment to asset impairment	(2,460)				(21,378)

Non-GAAP asset impairment	—	—	—	—	—

Total Non-GAAP operating expenses	17,488	24,038	22,692	21,049	20,151

Total Non-GAAP loss (gain) from operations	(4,580)	1,460	2,246	(6,748)	(5,604)

Investment gain	—	1,238	—	—	—
Adjustment to investment gain	—	(1,238)	—	—	—

Non-GAAP investment gain	—	—	—	—	—

Interest income and other, net	146	124	62	(7)	8

Provision for income taxes	31	47	68	42	(129)

Non-GAAP net income (loss)	$(4,465)	$1,537	$2,240	$(6,797)	$(5,467)

GAAP net loss	$(15,454)	$(9,114)	$(4,403)	$(10,725)	$(33,261)

Non-GAAP basic and diluted net income (loss) per share	$(0.12)	$0.03	$0.04	$(0.12)	$(0.10)

GAAP basic and diluted net loss per share	$(0.40)	$(0.17)	$(0.08)	$(0.20)	$(0.61)

Weighted average number of shares
Basic	38,802	53,883	54,063	54,511	54,904

Diluted	38,802	56,058	57,867	54,511	54,904

When calculating the non-GAAP and GAAP net income (loss) per share, we only include the dilutive effect of restricted stock units, options outstanding, and warrants outstanding when we have a non-GAAP or GAAP net income.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors, the risks described under “Risk Factors” in our Annual Report on Form 10-K for the year ended January 3, 2010, and the other information in this prospectus supplement and the accompanying prospectus and in our other filings with the Securities and Exchange Commission, or SEC, incorporated by reference herein and therein, before deciding whether to invest in shares of our common stock. Additional risks and uncertainties not presently known to us may also affect our business. If any of these known or unknown risks or uncertainties actually occurs with material adverse effects on us, our business, financial condition and results of operations could be seriously harmed. In that event, the market price for our common stock will likely decline and you may lose all or part of your investment.

Risks Related to our Major Stockholders

Entities affiliated with Tallwood Venture Capital may exercise significant influence over us, including through their ownership of our stock and their ability to elect three members of our Board of Directors.

In April 2009, we sold 24 million shares of our common stock and warrants to purchase up to an additional 7.8 million shares of our common stock (such common stock and warrants collectively referred to as the Securities) to Tallwood III, L.P., a Delaware limited partnership, Tallwood III Partners, L.P., a Delaware limited partnership, Tallwood III Associates, L.P., a Delaware limited partnership, and Tallwood III Annex, L.P., a Delaware limited partnership (collectively referred to as the Tallwood Investors). The funds raised for the sale of the Securities funded a portion of our acquisition of the Broadband Access product line from Conexant Systems, Inc. The common stock owned by Tallwood Investors represented approximately 43% of the outstanding shares of our common stock (excluding the exercise of warrants) as of October 3, 2010. Assuming the full exercise of the 7.8 million warrants, the common stock owned by the Tallwood Investors would represent 50% of the outstanding shares of our common stock. The Tallwood Investors have indicated an interest in purchasing up to the lesser of $6 million of the shares of common stock in this offering at the public offering price and such amount as is necessary to maintain their ownership interest in the Company, including shares they have a right to purchase upon exercise of their warrants. Until the third anniversary of the closing of the issuance of the Securities to the Tallwood Investors, the Tallwood Investors have agreed to vote all of their shares in excess of the shares constituting 35% of our outstanding common stock in the same proportion as the votes cast by all our other stockholders. We also entered into a stockholder agreement with the Tallwood Investors, which, among other things, contains certain governance arrangements and various provisions relating to board composition, stock ownership, transfers by the Tallwood Investors and their affiliates, voting and other matters. Subject to certain exceptions, the Tallwood Investors are permitted under the terms of the stockholder agreement to maintain their ownership interest in our company in subsequent equity offerings. Although they do not have a contractual right to do so in this offering they have indicated an interest in purchasing common stock in this offering. As a result, the Tallwood Investors may have the ability to significantly influence the outcome of any matter submitted for the vote of our stockholders. The Tallwood Investors may have interests that diverge from, or even conflict with, our interests and those of our other stockholders. In addition, the Certificate of Designation of the Series A Preferred Stock provides that the Tallwood Investors have the right to designate three directors to our Board of Directors while the Tallwood Investors hold at least 35% of the outstanding our common stock, and a number of directors to our Board of Directors proportional to the Tallwood Investors’ ownership position in us after such time as the Tallwood Investors hold less than 35% of our outstanding common stock. As a result, the directors elected to our Board of Directors by the Tallwood Investors may exercise significant influence on matters considered by our Board of Directors.

The market price of our common stock may decline as a result of future sales of our common stock by the Tallwood Investors.

We are unable to predict the potential effects of the Tallwood Investors ownership of 43% of our outstanding common on the trading activity in and market price of our common stock. Pursuant to the stockholder agreement, we have granted the Tallwood Investors and their permitted transferees registration rights for the resale of the shares of our common stock and shares of our common stock underlying the warrants. Under the terms of the registration rights, we have filed a registration statement that permits the resale of such securities into the public market, and any such resale would increase the number of shares of our common stock available for public trading. Sales by the Tallwood Investors or their permitted transferees of a substantial number of shares of our common stock in the public market, or the perception that such sales might occur, could have a material adverse effect on the price of our common stock.

Holders of our common stock will not be entitled to elect a certain number of directors of our company while the Tallwood Investors control a voting share of our Series A Preferred Stock.

As the holder of the Series A Preferred Stock (Voting Share), Tallwood III Partners, L.P., has the right to designate three members out of seven members to our Board of Directors while the Tallwood Investors hold at least 35% of our outstanding common stock, and a number of directors to our Board of Directors proportional to the Tallwood Investors’ ownership position of our common stock after such time as the Tallwood Investors hold less than 35% of our outstanding common stock. During the time they control the Voting Share, the Tallwood Investors will be able to exert significant influence, and potentially control, over us and may have interests that diverge from, or even conflict with, our interests and those of our other stockholders.

Risks Related to This Offering

Purchasers in this offering will experience immediate and substantial dilution in the net tangible book value of their investment.

Purchasers of our common stock in this offering will experience an immediate, substantial dilution in net tangible book value of $             per share of common stock because the price per share of common stock in this offering is substantially higher than the net tangible book value of each share of common stock outstanding immediately after this offering. Our net tangible book value as of October 3, 2010 was approximately $45.6 million, or $0.83 per share of common stock.

We will have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock. The failure by our management to apply these funds effectively could result in financial losses and cause the price of our common stock to decline. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

A substantial number of shares of common stock may be sold in the market following this offering, which may depress the market price for our common stock.

Sales of a substantial number of shares of our common stock in the public market following this offering could cause the market price of our common stock to decline. Immediately following this offering, we expect to have outstanding an aggregate of approximately                      shares of common stock. A substantial majority of the outstanding shares of our common stock are, and all of the shares sold in this offering upon issuance will be, freely tradable without restriction or further registration under the Securities Act of 1933 unless these shares are purchased by affiliates. In addition, as of October 3, 2010, 7,488,627 shares of our common stock were issuable upon the exercise of stock options outstanding, 5,242,741 shares of our common stock were reserved for issuance and available for future grant or sale under our stock plans, and 1,432,653 shares of our common stock were reserved for issuance under our employee stock purchase plan.

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus and the other documents we have filed with the Securities and Exchange Commission that are incorporated herein and therein by reference contain forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, regarding our strategy, future operations, future financial position, future revenues, future operating margins, projected costs, prospects, plans for growth, future product introductions and other plans, objectives of management or other projected financial items are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” “would” “could”, “forecast”, “strategy”, “future”, “should”, “will be”, “will continue”, “will likely result” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Such statements include, but are not limited to the anticipated growth of the markets in which we operate, and their impact on our business; the deployment and market acceptance of broadband solutions and gateway products, future revenue growth and fluctuations in our operating results; our ability to develop and market new products; future costs and expenses and financing requirements; and our use of net proceeds from the offering.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. We have included important factors in the cautionary statements included in this prospectus supplement and the accompanying prospectus, particularly as set forth and incorporated by reference in the “Risk Factors” section, that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future dispositions, strategic alliances, joint ventures, collaborations or investments we may make.

You should read this prospectus supplement, the accompanying prospectus and the documents that we incorporate by reference in this prospectus supplement and the accompanying prospectus completely and with the understanding that our actual future results may be materially different from what we expect. We do not assume any obligation to update any forward-looking statements.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of                      the shares of our common stock that we are offering will be approximately $             million (or approximately $             million if the underwriter’s over-allotment is exercised in full), after deducting the estimated underwriting discount and estimated offering expenses we expect to pay.

We currently intend to use the net proceeds of this offering for general corporate purposes. General corporate purposes may include research and development, additions to working capital, financing of capital expenditures, and future acquisitions and strategic investment opportunities. Pending the application of net proceeds, we expect to invest the net proceeds in investment grade, interest-bearing securities.

Our management has broad discretion in determining how the proceeds of this offering will be applied. The timing and amount of our actual expenditures cannot be precisely determined at this time and will be based upon many factors, including the following:

•	our research and development activities;

•	competitive developments;

•	technological advances;

•	our future growth, if any;

•	our future capital expenditures;

•	the availability of alternative methods of financing; and

•	the amount of cash required by our operations.

A portion of the proceeds may be used to acquire or invest in complementary businesses, products or technologies, although we have no current agreements or commitments for any such acquisition or investment.

Until we use the net proceeds of this offering, we intend to invest the funds in money market funds and other short-term, investment-grade, interest-bearing securities.

DILUTION

Our net tangible book value as of October 3, 2010 was approximately $45.6 million, or $0.83 per share of our common stock. Net tangible book value per share is calculated by subtracting our total liabilities from our total tangible assets, which is total assets less intangible assets, and dividing this amount by the number of shares of our common stock outstanding as of October 3, 2010. After giving effect to the sale by us of the                      shares of our common stock offered in this offering, at the public offering price of $             per share and after deducting the estimated underwriting discount and estimated offering expenses we expect to pay, our net tangible book value as of October 3, 2010 would have been $             million, or $             per share of our common stock. This represents an immediate increase in the net tangible book value of $             per share to our existing stockholders and an immediate and substantial dilution in net tangible book value of $             per share to new investors. The following table illustrates this per share dilution:

Public offering price per share		$
Net tangible book value per share	$0.83
Increase per share attributable to new investors
Net tangible book value per share after this offering
Dilution per share to new investors		$

If the underwriter exercises its option to purchase additional shares in full, our pro forma as adjusted net tangible book value per share after this offering will increase to $            , which represents an increase in the net tangible book value of $             per share to our existing stockholders and an immediate dilution in net tangible book value of $             per share to new investors purchasing shares of common stock in this offering.

The foregoing table and discussion is based on 55,293,373 shares of common stock outstanding as of October 3, 2010, and does not take into effect further dilution to new investors that could occur as a result of:

•	7,488,627 shares issuable upon the exercise of stock options outstanding with a weighted average exercise price of $2.36 per share;

•	5,242,741 shares reserved for issuance and available for future grant or sale under our stock plans;

•	1,432,653 shares reserved for issuance under our employee stock purchase plan;

•	One share of common stock reserved for issuance on conversion of one outstanding share of Series A Preferred Stock; and

•	7,800,000 shares of common stock reserved for issuance under outstanding warrants, at an exercise price of $1.75 per share.

UNDERWRITING

We have entered into an underwriting agreement with Needham & Company, LLC. Subject to the terms and conditions of the underwriting agreement, the underwriter has agreed to purchase from us the number of shares of common stock set forth opposite its name below.

Underwriter	Number of Shares
Needham & Company, LLC

Total

The underwriting agreement provides that the underwriter is obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below.

The underwriting agreement provides that we will indemnify the underwriter against certain liabilities that may be incurred in connection with this offering, including liabilities under the Securities Act, or to contribute payments that the underwriter may be required to make in respect thereof.

We have granted an option to the underwriter to purchase up to                      additional shares of common stock at the public offering price per share, less the underwriting discount, set forth on the cover page of this prospectus supplement. This option is exercisable during the 30-day period after the date of this prospectus supplement. The underwriter may exercise this option only to cover over-allotments made in connection with this offering.

The underwriter has advised us that it proposes to offer the shares of common stock to the public at the public offering price per share set forth on the cover page of this prospectus supplement. The underwriter may offer shares to securities dealers at that public offering price less a concession of up to $             per share. The underwriter may allow, and those dealers may reallow, a concession to other securities dealers of up to $             per share: After the offering to the public, the offering price and other selling terms may be changed by the representative.

The following table shows the per share and total underwriting discount to be paid to the underwriter by us. These amounts are shown assuming both no exercise and full exercise of the underwriter’s option to purchase additional shares.

Total
	Per Share	No Exercise	Full Exercise
Paid by us	$	$	$

We estimate that the total expenses of the offering, excluding the underwriting discount, will be approximately $            , which includes approximately $             that we have agreed to reimburse the underwriter for out-of-pocket expenses incurred by it in connection with this offering.

We have agreed not to offer, sell, contract to sell, pledge, grant options to purchase, or otherwise dispose of any shares of our common stock or securities exchangeable for or convertible into our common stock for a period of 90 days after the date of this prospectus supplement without the prior written consent of Needham & Company, LLC. This agreement does not apply to the issuance of shares upon the exercise of rights to acquire shares of common stock pursuant to any existing stock option or similar equity incentive or compensation plan. Our directors and executive officers have agreed, subject to certain exceptions, not to, directly or indirectly, sell, hedge, or otherwise dispose of any shares of common stock, options to acquire shares of common stock or securities exchangeable for or convertible into shares of common stock, for a period of 90 days after the date of this prospectus supplement without the prior written consent of Needham & Company, LLC. However, in the event that either (1) during the last 17 days of the “lock-up” period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the “lock-up” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the “lock-up” period, then in either case the expiration of the “lock-up” will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless Needham & Company, LLC waives, in writing, such an extension.

In connection with this offering, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. Specifically, the underwriter may over-allot in connection with this offering by selling more shares than are set forth on the cover page of this prospectus supplement. This creates a short position in our common stock for its own account. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriter is not greater than the number of shares that it may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. To close out a short position or to stabilize the price of our common stock, the underwriter may bid for, and purchase, common stock in the open market. The underwriter may also elect to reduce any short position by exercising all or part of the over-allotment option. In determining the source of shares to close out the short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase shares through the over-allotment option. If the underwriter sells more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

The underwriter may also impose a penalty bid. This occurs when a particular underwriter or dealer repays selling concessions allowed to it for distributing our common stock in this offering because the underwriter repurchases that stock in stabilizing or short covering transactions.

Finally, the underwriter may bid for, and purchase, shares of our common stock in market making transactions, including “passive” market making transactions as described below.

These activities may stabilize or maintain the market price of our common stock at a price that is higher than the price that might otherwise exist in the absence of these activities. The underwriter is not required to engage in these activities, and may discontinue any of these activities at any time without notice. These transactions may be effected on The NASDAQ Global Market, in the over-the-counter market, or otherwise.

In connection with this offering, the underwriter and selling group members, if any, or their affiliates may engage in passive market making transactions in our common stock on The NASDAQ Global Market immediately prior to the commencement of sales in this offering, in accordance with Rule 103 of Regulation M under the Exchange Act. Rule 103 generally provides that:

•	a passive market maker may not effect transactions or display bids for our common stock in excess of the highest independent bid price by persons who are not passive market makers;

•

net purchases by a passive market maker on each day are generally limited to 30% of the passive market maker’s average daily trading volume in our common stock during a specified two-month prior period or 200 shares, whichever is greater, and must be discontinued when that limit is reached; and

•	passive market making bids must be identified as such.

Passive market making may stabilize or maintain the market price of our common stock at a level above that which might otherwise prevail and, if commenced, may be discontinued at any time.

The underwriter and its affiliates have either provided, or may in the future provide, various investment banking and other financial services for us, for which they either have received, or may receive in the future, customary fees.

Entities affiliated with Tallwood Venture Capital, which collectively are major stockholders of Ikanos, have indicated an interest in purchasing up to the lesser of $6 million of the shares of common stock in this offering at the public offering price and such amount as is necessary to maintain their ownership interest in our Company, including shares they have a right to purchase upon exercise of their warrants. Because this indication of interest is not a binding agreement or commitment to purchase, any or all of the entities affiliated with Tallwood Venture Capital may elect not to purchase any shares in this offering, or the underwriter may elect not to sell any shares in this offering to any or all of these entities.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus supplement will be passed upon for us by Pillsbury Winthrop Shaw Pittman LLP, Palo Alto, California. Certain legal matters in connection with this offering will be passed on for the underwriter by Goodwin Procter LLP, New York, New York.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the SEC under the Securities Act of 1933. This prospectus supplement and the accompanying prospectus are part of the registration statement but the registration statement includes and incorporates by reference additional information and exhibits. We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy the registration statement and any document we file with the SEC at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site that contains reports, proxy and information statements and other information regarding companies, such as ours, that file documents electronically with the SEC. The address of that site on the world wide web is http://www.sec.gov. The information on the SEC’s web site is not part of this prospectus supplement, and any references to this web site or any other web site are inactive textual references only.

You may request a copy of any or all of the documents incorporated by reference but not delivered with this prospectus supplement and the accompanying prospectus, at no cost, by writing or telephoning us at the following address and number: Ikanos Communications, Inc., 47669 Fremont Boulevard, Fremont, California 94538, Attn: Corporate Secretary, telephone (510) 979-0400. We will not, however, send exhibits to those documents, unless the exhibits are specifically incorporated by reference in those documents.

PROSPECTUS

$30,000,000

IKANOS COMMUNICATIONS, INC.

Common Stock

Warrants

We may, from time to time, offer and sell shares of common stock and warrants, either separately or in units, in one or more offerings. The warrants may be exercisable for common stock. We will specify in the accompanying prospectus supplement more specific information about any such offering. The aggregate initial offering price of all securities sold under this prospectus will not exceed $30,000,000.

We may offer these securities independently or together in any combination for sale directly to investors or through underwriters, dealers or agents. We will set forth the names of any underwriters, dealers or agents and their compensation in the accompanying prospectus supplement.

This prospectus may not be used to sell any of these securities unless accompanied by a prospectus supplement.

Our common stock is traded on The NASDAQ Global Market under the symbol “IKAN.” On November 1, 2010, the last reported sale price of our common stock on The NASDAQ Global Market was $1.11 per share.

The aggregate market value of our common stock held by non-affiliates was approximately $39,908,273, based upon the last reported sale price of our common stock on October 18, 2010 as reported on The NASDAQ Global Market. We have not offered any securities pursuant to General Instruction I.B.6. of Form S-3 during the 12 calendar months prior to and including the date hereof.

Investing in our securities involves risks. See the section entitled “Risk Factors” in the accompanying prospectus supplement and in the documents we incorporate by reference in this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 1, 2010.

You should rely only on the information incorporated by reference or provided in this prospectus, any prospectus supplement and the registration statement. We have not authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any state where the offer or sale is not permitted. You should assume that the information in this prospectus and any prospectus supplement, or incorporated by reference, is accurate only as of the dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration, or continuous offering, process. Under this shelf registration process, we may, from time to time, issue and sell any combination of common stock or warrants, either separately or in units, in one or more offerings with a maximum aggregate offering price of $30,000,000.

This prospectus provides you with a general description of the securities we may offer. Each time we sell the securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the offered securities. Any prospectus supplement may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. The registration statement we filed with the SEC includes exhibits that provide more detail of the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC and any prospectus supplement, together with additional information described under the heading “Where You Can Find More Information,” before making your investment decision.

Unless the context otherwise requires, references in this prospectus and the accompanying prospectus supplement to “Ikanos,” “we,” “us” and “our” refer to Ikanos Communications, Inc.

RISK FACTORS

Investing in our securities involves risk. The prospectus supplement relating to a particular offering will contain a discussion of risks applicable to an investment in the securities offered. Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed under the heading “Risk Factors” in the applicable prospectus supplement together with all of the other information contained in the prospectus supplement or appearing or incorporated by reference in this prospectus.

IKANOS COMMUNICATIONS, INC.

Ikanos Communications, Inc. is a leading provider of advanced broadband semiconductor and software products for the digital home. Our broadband DSL, communications processors and other offerings power access infrastructure and customer premises equipment for many of the world’s leading network equipment manufacturers and telecommunications service providers. Our products are at the core of digital subscriber line, or DSL, access multiplexers, optical network terminals, concentrators, modems, voice over Internet Protocol terminal adapters, integrated access devices and residential gateways. Our products have been deployed by service providers in Asia, Europe and North America.

We have developed programmable, scalable chip architectures, which form the foundation for deploying and delivering multi-play services. Expertise in the creation and integration of digital signal processor algorithms with advanced digital, analog and mixed signal semiconductors enables us to offer high performance, high-density and low-power asymmetric DSL and very-high-bitrate DSL products. In addition, flexible communications processor architectures with wirespeed packet processing capabilities enable high-performance end-user devices for distributing advanced services in the home. These products thus support service providers’ multi-play deployment plans to the digital home while keeping their capital and operating expenditures low.

We outsource all of our semiconductor fabrication, assembly and test functions, which enable us to focus on design, development, sales and marketing of our products and reduce the level of our capital investment. Our customers consist primarily of original design manufacturers, or ODMs, contract manufacturers, or CMs, and OEMs, who, in turn, sell our semiconductors as part of their solutions to carriers. We also sell to distributors, who in turn sell to ODMs, CMs and OEMs. From time to time we utilize sales representatives to market and distribute our products.

Ikanos was incorporated in Delaware in 1999. Our principal executive offices are located at 47669 Fremont Boulevard, Fremont, California 94538, and our telephone number is (510) 979-0400.

FORWARD-LOOKING STATEMENTS

When used in this prospectus, the words “expects,” “believes,” “anticipates,” “estimates,” “may,” “could,” “intends,” and similar expressions are intended to identify forward-looking statements. These statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those projected or otherwise implied by the forward-looking statements. These forward-looking statements speak only as of the date of this prospectus. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. We will discuss many of these risks and uncertainties in greater detail in any prospectus supplement under the heading “Risk Factors.” Additional cautionary statements or discussions of risks and uncertainties that could affect our results or the achievement of the expectations described in forward-looking statements may also be contained in the documents we incorporate by reference into this prospectus.

These forward-looking statements speak only as of the date of this prospectus. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. You should, however, review additional disclosures we make in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the SEC.

USE OF PROCEEDS

Unless we state otherwise in the accompanying prospectus supplement, we intend to use the net proceeds from the sale of the securities offered by this prospectus for general corporate purposes. General corporate purposes may include additions to working capital, financing of capital expenditures, repayment or redemption of existing indebtedness, and future acquisitions and strategic investment opportunities. Pending the application of net proceeds, we expect to invest the net proceeds in investment grade, interest-bearing securities.

DESCRIPTION OF CAPITAL STOCK

This section describes the general terms and provisions of the shares of our common stock, par value $0.001 per share, and preferred stock, par value $0.001 per share. This description is only a summary. Our certificate of incorporation, certificate of designation of Series A Preferred Stock and our bylaws have been filed as exhibits to our periodic reports filed with the SEC, which are incorporated by reference in this prospectus. You should read our certificate of incorporation, our certificate of designation of Series A Preferred Stock and our bylaws for additional information before you buy any of our common stock or other securities. See “Where You Can Find More Information.”

Common Stock. We have 99,000,000 shares of authorized common stock. As of October 22, 2010, there were 54,936,646 shares of common stock issued and outstanding. Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders, other than matters that relate solely to the terms of one or more outstanding series of preferred stock if such preferred stockholders are entitled to vote on such matters by law or pursuant to the certificate of incorporation. We have not provided for cumulative voting for the election of directors in our certificate of incorporation. This means that the holders of a majority of the shares voted can elect all of the directors then standing for election. Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available at the times and in the amounts that our board of directors may determine from time to time. Upon our liquidation, dissolution or winding-up, the holders of common stock are entitled to share ratably in all assets remaining after payment of all liabilities and the liquidation preferences of any outstanding preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock offered, when issued, will be fully paid and nonassessable.

Preferred Stock. We have 1,000,000 shares of authorized preferred stock. As of October 22, 2010, there was one share of Series A Preferred Stock issued and outstanding. The certificate of designation of Series A Preferred Stock provides that, so long as the holder of the Series A Preferred Stock holds at least 35% of our outstanding common stock, it shall have the right to nominate and elect three directors but the number of directors that the holder of Series A Preferred Stock has the right to nominate and elect may be reduced if the common stock holdings of the holder of Series A Preferred Stock decreases below 35% of our outstanding common stock. In addition, the consent of the holder of the Series A Preferred Stock is required to amend or appeal any provision of the certificate of incorporation or bylaws that would adversely affect the Series A Preferred Stock.

We may issue preferred stock, in series, with such designations, powers, preferences and other rights, and qualifications, limitations or restrictions as our board of directors may authorize, without further action by our stockholders, including:

•	the distinctive designation of each series and the number of shares that will constitute the series;

•	the voting rights, if any, of shares of the series and the terms and conditions of the voting rights;

•

the dividend rate on the shares of the series, the dates on which dividends are payable, any restriction, limitation or condition upon the payment of dividends, whether dividends will be cumulative, and the dates from and after which dividends shall accumulate;

•	the prices at which, and the terms and conditions on which, the shares of the series may be redeemed, if the shares are redeemable;

•	the terms and conditions of a sinking or purchase fund for the purchase or redemption of shares of the series, if such a fund is provided;

•	any preferential amount payable upon shares of the series in the event of the liquidation, dissolution or winding up of, or upon the distribution of any of our assets; and

•

the prices or rates of conversion or exchange at which, and the terms and conditions on which, the shares of the series may be converted or exchanged into other securities, if the shares are convertible or exchangeable.

The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of common stock or adversely affect the rights and powers, including voting rights, of the holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of our company, which could depress the market price of our common stock.

Certain Provisions of Delaware Law and of the Charter and Bylaws

The provisions of Delaware law, our certificate of incorporation and our bylaws described below may have the effect of delaying, deferring or discouraging another party from acquiring control of us.

Delaware Law. We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, those provisions prohibit a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

•	the transaction is approved by the board before the date the interested stockholder attained that status;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•

on or after the date the business combination is approved by the board and authorized at a meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

A Delaware corporation may opt out of these provisions either with an express provision in its original certificate of incorporation or in an amendment to its certificate of incorporation or bylaws approved by its stockholders. However, we have not opted out, and do not currently intend to opt out of, these provisions. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.

Charter and Bylaws. Our certificate of incorporation and bylaws provide that:

•	our bylaws may be amended or repealed only by a two-thirds vote of our board of directors or a two-thirds stockholder vote;

•	no action can be taken by stockholders except at an annual or special meeting of the stockholders called in accordance with our bylaws, and stockholders may not act by written consent;

•	stockholders may not call special meetings of the stockholders or fill vacancies on the board;

•

the approval of holders of two-thirds of the shares entitled to vote at an election of directors is required to amend or repeal the provisions of our certificate of incorporation regarding the inability of stockholders to take action by written consent;

•	our board of directors is authorized to issue preferred stock without stockholder approval; and

•

we will indemnify officers and directors against losses that they may incur in investigations and legal proceedings resulting from their services to us, which may include services in connection with takeover defense measures.

Transfer Agent

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Co.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of common stock. We may issue warrants independently or together with shares of common stock offered by any prospectus supplement and the warrants may be attached to or separate from shares of common stock. Each series of warrants will be issued under a separate warrant agreement to be entered into by us with a warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. Further terms of the warrants and the applicable warrant agreements will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement relating to any particular issue of warrants will describe the terms of the warrants, including, as applicable, the following:

•	the title of the warrants;

•	the aggregate number of the warrants;

•	the price or prices at which the warrants will be issued;

•	the designation, terms and number of shares of common stock purchasable upon exercise of the warrants;

•	the designation and terms of the common stock with which the warrants are issued and the number of the warrants issued with each share of common stock;

•	the date, if any, on and after which the warrants and the related common stock will be separately transferable;

•	the price at which each share of common stock purchasable upon exercise of the warrants may be purchased;

•	the date on which the right to exercise the warrants shall commence and the date on which that right shall expire;

•	the minimum or maximum amount of the warrants which may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	a discussion of certain federal income tax considerations; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

We and the warrant agent may amend or supplement the warrant agreement for a series of warrants without the consent of the holders of the warrants issued thereunder to effect changes that are not inconsistent with the provisions of the warrants and that do not materially and adversely affect the interests of the holders of the warrants.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus to one or more underwriters or dealers for public offering and sale by them or to investors directly or through agents. The accompanying prospectus supplement will set forth the terms of the offering and the method of distribution and will identify any firms acting as underwriters, dealers or agents in connection with the offering, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of the securities being offered and the proceeds to us from the sale;

•	any underwriting discounts and other items constituting compensation to underwriters, dealers or agents;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or market on which the securities offered in the prospectus supplement may be listed.

Only those underwriters identified in such prospectus supplement are deemed to be underwriters in connection with the securities offered in the prospectus supplement.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at prices determined as the applicable prospectus supplement specifies. The securities may be sold through a rights offering, forward contracts or similar arrangements. In connection with the sale of the securities, underwriters, dealers or agents may be deemed to have received compensation from us in the form of underwriting discounts or commissions and also may receive commissions from securities purchasers for whom they may act as agent. Underwriters may sell the securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent. In compliance with guidelines of the Financial Industry Regulatory Authority, or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8.0% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement. Some of the underwriters, dealers or agents who participate in the distribution of the securities may engage in other transactions with, and perform other services for, us or our subsidiaries in the ordinary course of business.

We will provide in the applicable prospectus supplement information regarding any underwriting discounts or other compensation that we pay to underwriters or agents in connection with the offering of the securities, and any discounts, concessions or commissions which underwriters allow to dealers. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions they receive and any profit they realize on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.

The securities may or may not be listed on a national securities exchange. In connection with an offering, the underwriters may purchase and sell the securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in an offering. Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of the securities while an offering is in progress. The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased securities sold by or for the account of that underwriter in stabilizing or short-covering transactions. These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the securities. As a result, the price of the securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time.

LEGAL MATTERS

The validity of any securities offered by this prospectus will be passed upon for us by Pillsbury Winthrop Shaw Pittman LLP, Palo Alto, California.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) of Ikanos Communications, Inc. incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended January 3, 2010 of Ikanos Communications, Inc. have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of the Broadband Access Product Line of Conexant Systems, Inc. as of October 3, 2008 and September 28, 2007, and related statements of operations for each of the three fiscal years in the period ended October 3, 2008, incorporated in this prospectus by reference to our Current Report on Form 8-K, filed with the SEC on January 8, 2010, have been audited by Deloitte & Touche LLP, independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the SEC under the Securities Act of 1933. This prospectus is part of the registration statement but the registration statement includes and incorporates by reference additional information and exhibits. We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy the registration statement and any document we file with the SEC at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site that contains reports, proxy and information statements and other information regarding companies, such as ours, that file documents electronically with the SEC. The address of that site on the world wide web is http://www.sec.gov. The information on the SEC’s web site is not part of this prospectus, and any references to this web site or any other web site are inactive textual references only.

The SEC permits us to “incorporate by reference” the information contained in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents rather than by including them in this prospectus. Information that is incorporated by reference is considered to be part of this prospectus and you should read it with the same care that you read this prospectus. Later information that we file with the SEC will automatically update and supersede the information that is either contained, or incorporated by reference, in this prospectus, and will be considered to be a part of this prospectus from the date those documents are filed. We have filed with the SEC, and incorporate by reference in this prospectus:

•	our Annual Report on Form 10-K for the year ended January 3, 2010;

•	our Quarterly Reports on Form 10-Q for the quarter ended April 4, 2010 and July 4, 2010;

•

our Current Reports on Form 8-K filed with the SEC on January 8, 2010, February 8, 2010 (with respect to Item 2.05 only), March 2, 2010 (amended on March 9, 2010), March 9, 2010, March 18, 2010, April 2, 2010, April 9, 2010, April 28, 2010, May 5, 2010, June 11, 2010, June 14, 2010, July 6, 2010, July 8, 2010, July 30, 2010, and August 4, 2010 (with respect to Items 2.05 and 5.02 only); and

•

the description of our common stock contained in our Registration Statement on Form 8-A filed on September 19, 2005, including any amendment or report filed for the purpose of updating such description.

We also incorporate by reference all additional documents that we file with the SEC under the terms of Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act that are made after the initial filing date of the registration statement of which this prospectus is a part and the effectiveness of the registration statement, as well as between the date of this prospectus and the termination of any offering of securities offered by this prospectus. We are not, however, incorporating, in each case, any documents or information that we are deemed to furnish and not file in accordance with SEC rules.

You may request a copy of any or all of the documents incorporated by reference but not delivered with this prospectus, at no cost, by writing or telephoning us at the following address and number: Ikanos Communications, Inc., 47669 Fremont Boulevard, Fremont, California 94538, Attn: Corporate Secretary, telephone (510) 979-0400. We will not, however, send exhibits to those documents, unless the exhibits are specifically incorporated by reference in those documents.

Shares

PRELIMINARY PROSPECTUS SUPPLEMENT

Needham & Company, LLC

            , 2010